Exhibit 99.1

News Release

18 March 2021

FREYR Issues Invitations to Tender for the Purchase of Battery Cell Production Equipment for Pilot Plant

OSLO, Norway – FREYR has issued Invitations to Tender for equipment packages needed for the battery cell production line for FREYR’s pilot plant in Mo i Rana, Norway. The announcement of the chosen supplier is targeted for the end of May 2021.

“The pilot plant site is prepared so that the first stages of construction can begin. With the tender processes for the production line machinery underway, FREYR is on track to achieve the milestones outlined in our project plan,” said Einar Kilde, FREYR executive vice president in charge of projects.

Prior to issuing the request for tender, pre-qualification of potential vendors was carried out in close collaboration with 24M Technologies (“24M”). FREYR has a definitive License and Services Agreement to use 24M’s SemiSolid lithium-ion battery platform technology. The license agreement provides FREYR with production rights to an unlimited amount of battery cells based on 24M’s current and future technology.

“FREYR is well on our way to building Norway’s first lithium-ion battery cell manufacturing facility at industrial scale. In the pilot plant, we will optimize and further industrialize 24M’s technology to produce clean, low-cost and high-energy density battery solutions based on renewable energy. It is exciting to see the development of our pilot plant materialize according to plan, which includes completing construction of the facility in 2022,” says Tom Einar Jensen, CEO of FREYR.

On 29 January 2021, FREYR announced that it will become a publicly-listed company through a business combination with Alussa Energy Acquisition Corp., raising approximately USD 850 million in equity proceeds to accelerate the development of clean battery cell manufacturing capacity in Norway. Subject to closing conditions being met, the combined company will be named “FREYR Battery” (“Pubco”) and its common stock is expected to start trading on the New York Stock Exchange under the ticker symbol FREY upon closing, expected in the second quarter of 2021. On 16 February 2021, the extraordinary general meeting of FREYR AS approved the business combination.

***

1 | News Release | FREYR AS | www.freyrbattery.com/news

About FREYR AS

FREYR plans to develop up to 43 GWh of battery cell production capacity by 2025 to position the company as one of Europe’s largest battery cell suppliers. The facilities will be located in the Mo i Rana industrial complex in Northern Norway, leveraging Norway’s highly skilled workforce and abundant, low-cost renewable energy sources from hydro and wind in a crisp, clear and energized environment. FREYR will supply safe, high energy density and cost competitive clean battery cells to the rapidly growing global markets for electric vehicles, energy storage, and marine applications. FREYR is committed to supporting cluster-based R&D initiatives and the development of an international ecosystem of scientific, commercial, and financial stakeholders to support the expansion of the battery value chain in our region. For more information, please visit www.freyrbattery.com.

About Alussa Energy Acquisition Corp.
Alussa Energy is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Alussa Energy may pursue an acquisition opportunity in any industry or sector, Alussa Energy intends to focus on businesses across the entire global energy supply chain. For more information, please visit: https://www.alussaenergy.com.

Contact information

FREYR

Steffen Føreid, CFO, +47 9755 7406, steffen.foreid@freyrbattery.com

Harald Bjørland, Investor Relations, +47 908 58 221, hb@crux.no

Hilde Rønningsen, Director of Communications,+47 453 97 184, hilde.ronningsen@freyrbattery.com

Alussa Energy

Chi Chow, Alussa Energy, Strategy & Investor Relations, +1 929-303-6514, cchow@alussaenergy.com

Forward-looking statements

The information in this press release includes forward-looking statements and information based on management’s expectations as of the date of this press release. All statements other than statements of historical facts, including statements regarding FREYR’s business strategy, anticipated business combination with Alussa Energy (the “Transaction”) and the terms of such combination, anticipated benefits of FREYR’s technologies and projected production capacity are forward-looking statements. The words “may,” will,” “expect,” “plan,” “target,” or similar terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. FREYR may not actually achieve the plans or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from current expectations, include FREYR’s ability to execute on its business strategy and develop and increase production capacity in a cost-effective manner; changes adversely affecting the battery industry; the further development and success of competing technologies; the failure of 24M technology or FREYR’s batteries to perform as expected; and our ability to complete the business combination with Alussa Energy on the terms that we currently expect or at all.

2 | News Release | FREYR AS | www.freyrbattery.com/news

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the Transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the Transaction will be completed, nor can there be any assurance, if the Transaction is completed, that the potential benefits of combining the companies will be realized.

Important Information about the Transaction and Where to Find It

In connection with the Transaction, Alussa Energy and Pubco will file relevant materials with the SEC, including a Form S-4 registration statement to be filed by Pubco (the “S-4”), which will include a prospectus with respect to Pubco’s securities to be issued in connection with the proposed business combination and a proxy statement (the “Proxy Statement”) with respect to Alussa Energy’s shareholder meeting at which Alussa Energy’s shareholders will be asked to vote on the proposed Business Combination and related matters. ALUSSA ENERGY SHAREHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE S-4 AND THE AMENDMENTS THERETO AND OTHER INFORMATION FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ALUSSA ENERGY, PUBCO, FREYR AND THE TRANSACTION. When available, the Proxy Statement contained in the S-4 and other relevant materials for the Transaction will be mailed to shareholders of Alussa Energy as of a record date to be established for voting on the proposed business combination and related matters. The preliminary S-4 and Proxy Statement, the final S-4 and definitive Proxy Statement and other relevant materials in connection with the Transaction (when they become available), and any other documents filed by Alussa Energy with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Alussa Energy Acquisition Corp. at c/o PO Box 500, 71 Fort Street, Grand Cayman KY1-1106, Cayman Islands.

3 | News Release | FREYR AS | www.freyrbattery.com/news